Exhibit (d)(1)(A)
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of March 17, 2010, by and among Haemonetics Corporation, a Massachusetts corporation (“Parent”), Atlas Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Global Med Technologies, Inc., a Colorado corporation (“Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of January 31, 2010, by and among Parent, Purchaser and Seller (the “Merger Agreement”).
          WHEREAS, the parties have agreed to amend the Merger Agreement to provide for the matter set forth herein; and
          WHEREAS, each of Parent, Purchaser and Seller have approved this Amendment.
          NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. Amendment of Section 9.2(b). Section 9.2(b) of the Merger Agreement is hereby amended by replacing “$2,600,000” with “$2,400,000.”
          2. Entire Agreement. This Amendment and the Merger Agreement, together with the exhibits, annexes and schedules thereto, and any documents delivered by the parties in connection therewith, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Merger Agreement remains in full force and effect.
          3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws.
          4. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in more than one counterpart, each of which shall be deemed to be an original and, together, shall constitute one and the same instrument.
[Signature Page Follows]

          IN WITNESS WHEREOF, Parent, Purchaser and Seller have caused this Amendment to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

HAEMONETICS CORPORATION
By:	/s/ Christopher J. Lindop
	Name:	Christopher J. Lindop
	Title:	Vice President and Chief Financial Officer

ATLAS ACQUISITION CORP.
By:	/s/ James S. O’Shaughnessy
	Name:	James S. O’Shaughnessy
	Title:	Secretary

GLOBAL MED TECHNOLOGIES, INC.
By:	/s/ Michael I. Ruxin
	Name:	Michael I. Ruxin
	Title:	Chief Executive Officer